Exhibit 99.1

2375 Waterview Drive

Northbrook, IL 60062

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

CF Industries’ W. Anthony Will to Retire as President and Chief Executive Officer January 4, 2026; Christopher D. Bohn Elected Successor

NORTHBROOK, Ill. – September 8, 2025 – CF Industries Holdings, Inc. (NYSE: CF), a leading manufacturer of hydrogen and nitrogen products, today announced that W. Anthony Will has informed the Company’s Board of Directors of his intention to retire as president and chief executive officer, effective January 4, 2026. Christopher D. Bohn, currently executive vice president and chief operating officer of CF Industries, has been elected to succeed Mr. Will as president and chief executive officer.

Mr. Will will act in an advisory capacity to CF Industries through March 15, 2026. He will serve out his remaining term on the Board of Directors; however, he will not stand for re-election at the Company’s 2026 Annual Meeting.

“On behalf of the Board of Directors, I want to thank Tony for his outstanding leadership, his commitment to CF Industries’ employees, shareholders and communities, and his tremendous success guiding the Company through a period of evolution and growth. He has been instrumental in shaping the Company’s strategic direction and high-performance culture,” said Stephen J. Hagge, chair, Board of Directors, CF Industries Holdings, Inc. “We are deeply grateful for his many years of contributions and wish him the best in retirement.”

“We are pleased to have elected Chris as CF Industries’ next president and chief executive officer, which is the result of the Board’s thorough and disciplined succession process. The Board believes his proven leadership, deep expertise, and strategic vision will serve CF Industries and our shareholders well in the years ahead,” added Mr. Hagge.

Mr. Will joined CF Industries in 2007 and has served as president and chief executive officer as well as a member of the Board of Directors since 2014. During his 12-year tenure as president and chief executive officer, the Company has delivered industry-leading total shareholder return underpinned by world-class safety and operational excellence, disciplined growth, and a commitment to reward long-term shareholders.

“It has been my honor and privilege to lead this great Company, and I am tremendously proud of what the CF Industries team has accomplished over that time,” said Mr. Will. “I am excited to see what the Company achieves in the future with Chris as CEO. I have worked side-by-side with him for 16 years, and believe his strong leadership, knowledge of the Company and our industry, and keen strategic vision will lead CF Industries to continued success.”

Mr. Bohn is a 16-year veteran with CF Industries and has had responsibility for many of the functions of the Company during that time. Among recent strategic initiatives, he was instrumental in the formation of the Blue Point joint venture that was announced in 2025, the acquisition of the Waggaman, Louisiana, ammonia production facility, and the development of the Company’s expanded strategic focus on low- carbon ammonia.

In February 2024, Mr. Bohn was appointed as executive vice president and chief operating officer with responsibility for the Company’s global manufacturing, distribution, sales, supply chain, and clean energy solutions organizations. He was also elected to the Company’s Board of Directors in February 2024. During his time at CF Industries, Mr. Bohn has held roles of increasing responsibility including executive vice president and chief financial officer; senior vice president, manufacturing and distribution; senior vice president, supply chain; and vice president, corporate planning.

“I am honored to succeed Tony as CF Industries’ next president and chief executive officer,” said Mr. Bohn. “I believe the future of CF Industries is bright and look forward to working with our outstanding Board and management team to build on our success, fulfill our mission to provide clean energy to feed and fuel the world sustainably, and continue to create value for long-term shareholders.”

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

###